AMENDMENT TO ENGAGEMENT AGREEMENT

Reference is made to the Engagement Agreement, dated as of June 28, 2010 (“Engagement Agreement”), between Noble International Investment, Inc., a Florida corporation, D/B/A Noble Financial Capital Markets (“Noble”) and Neuralstem, Inc., a Delaware corporation (“Company”).  All defined terms used herein that are not defined herein shall have the meanings ascribed to such terms in the Engagement Agreement.

NOW, THEREFORE, Noble and the Company hereby amend the Engagement Agreement as follows.

1.
In connection with the Placement, (i) Noble shall retain National Securities Corporation (“National”) to act as sub-agent and financial advisor pursuant to the Subagency Agreement, dated as of the date hereof, between Noble and National and (ii) National shall receive $35,000 from the cash fee payable to Noble at closing of the Placement.

2.	In connection with the Placement, the Company shall reimburse Noble for legal and other expenses in the non-accountable amount of $25,000.

3.	Other than as expressly set forth herein, the terms and conditions of the Engagement Agreement are unchanged and effective.

4.	The parties hereto may deliver this Amendment to the Engagement Agreement in counterparts and by facsimile or e-mail (.pdf file), which shall together constitute one document.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Engagement Agreement on June 29, 2010.

NEURALSTEM, INC.

By:
Name:
Title:

NOBLE FINANCIAL CAPITAL MARKETS

By:
Name:
Title: